EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Second Quarter 2024 Results and Raises Full Year 2024 Financial Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy, Inc. (“Cheniere”) (NYSE: LNG) today announced its financial results for the second quarter 2024.
SECOND QUARTER 2024 SUMMARY FINANCIAL RESULTS

(in billions)	Three Months Ended June 30, 2024	Six Months Ended June 30, 2024
Revenues	$3.3	$7.5
Net Income[1]	$0.9	$1.4
Consolidated Adjusted EBITDA[2]	$1.3	$3.1
Distributable Cash Flow[2]	$0.7	$1.9
2024 FULL YEAR FINANCIAL GUIDANCE

(in billions)	2024 Previous			2024 Revised
Consolidated Adjusted EBITDA[2]	$5.5	-	$6.0	$5.7	-	$6.1
Distributable Cash Flow[2]	$2.9	-	$3.4	$3.1	-	$3.5
RECENT HIGHLIGHTS
•During the three and six months ended June 30, 2024, Cheniere generated revenues of approximately $3.3 billion and $7.5 billion, net income1 of approximately $0.9 billion and $1.4 billion, Consolidated Adjusted EBITDA2 of approximately $1.3 billion and $3.1 billion, and Distributable Cash Flow2 of approximately $0.7 billion and $1.9 billion, respectively.
•Raising full year 2024 Consolidated Adjusted EBITDA2 guidance to $5.7 billion - $6.1 billion and full year 2024 Distributable Cash Flow2 guidance to $3.1 billion - $3.5 billion.
•Pursuant to Cheniere’s comprehensive capital allocation plan, during the three and six months ended June 30, 2024, Cheniere repurchased an aggregate of over 3.1 million and approximately 10.7 million shares of common stock for approximately $496 million and $1.7 billion, respectively, repaid $150 million and $300 million of consolidated long-term indebtedness, respectively, and paid quarterly dividends of $0.435 and $0.870 per share of common stock, respectively.
•In July 2024, Cheniere Marketing, LLC (“Cheniere Marketing”) entered into a long-term liquefied natural gas (“LNG”) sale and purchase agreement (“SPA”) with Galp Trading S.A. (“Galp”), a subsidiary of Galp Energia, SGPS, S.A., under which Galp has agreed to purchase approximately 0.5 million tonnes per annum (“mtpa”) of LNG from Cheniere Marketing on a free-on-board basis. Deliveries are expected to commence in the early 2030s and are subject to, among other things, a positive Final Investment Decision with respect to the second train of the SPL Expansion Project (defined below).
•In June 2024, Cheniere announced updates to its ‘20/20 Vision’ long-term capital allocation plan, which included an increase to its share repurchase authorization by an additional $4 billion through 2027 and, subject to declaration by its Board of Directors, an increase to its quarterly dividend by approximately 15% to $2.00 per common share annualized, commencing with the third quarter of 2024.
___________________________
1 Net income as used herein refers to Net income attributable to Cheniere Energy, Inc. on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

•In June 2024, Cheniere declared a dividend with respect to the second quarter of 2024 of $0.435 per share of common stock, which is payable on August 16, 2024.
•In June 2024, the Federal Energy Regulatory Commission (“FERC”) issued a positive Environmental Assessment (“EA”) relating to the CCL Midscale Trains 8 & 9 Project (defined below). Cheniere and its subsidiaries expect to receive all remaining necessary regulatory approvals for the project in 2025.
•In May 2024, Moody’s Corporation upgraded its issuer credit ratings of Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE: CQP) and Sabine Pass Liquefaction, LLC (“SPL”) from Ba1 and Baa2, respectively, to Baa2 and Baa1, respectively, each with a stable outlook. With these ratings upgrades, the entire Cheniere complex is now investment grade rated by Moody’s Corporation, S&P Global Ratings and Fitch Ratings.
•In July 2024, Fitch Ratings upgraded its issuer credit rating of Cheniere Corpus Christi Holdings, LLC (“CCH”) from BBB to BBB+ with a stable outlook.

CEO COMMENT
“The second quarter of 2024 marked another outstanding quarter for Cheniere, highlighting our team’s ability to execute safely, reliably and strategically throughout our business,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “Our strong financial and operational results year-to-date, coupled with our constructive outlook for the remainder of the year, have enabled us to increase our full year 2024 Consolidated Adjusted EBITDA and Distributable Cash Flow guidance ranges. For the remainder of the year, we are focused on executing on our recently updated capital allocation plan and upholding our track record for operational excellence and safety while advancing future growth across our leading infrastructure platform to reliably meet the energy needs of our customers worldwide.”

SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	% Change	2024	2023	% Change
Revenues	$3,251	$4,102	(21)%	$7,504	$11,412	(34)%
Net income[1]	$880	$1,369	(36)%	$1,382	$6,803	(80)%
Consolidated Adjusted EBITDA[2]	$1,322	$1,858	(29)%	$3,095	$5,457	(43)%
LNG exported:
Number of cargoes	155	149	4%	321	316	2%
Volumes (TBtu)	553	536	3%	1,155	1,139	1%
LNG volumes loaded (TBtu)	552	534	3%	1,153	1,136	1%
Net income1 decreased approximately $489 million and $5.4 billion for the three and six months ended June 30, 2024, respectively, as compared to the corresponding 2023 periods. The decrease for the three months ended June 30, 2024 was primarily attributable to lower total margins per MMBtu of LNG delivered compared to the prior period (further described below), as well as a $176 million unfavorable variance due to a gain of $606 million for the three months ended June 30, 2024, as compared to a gain of $782 million in the corresponding 2023 period, related to changes in the fair value of our derivative instruments (before tax and non-controlling interests) (further described below). The decrease for the six months ended June 30, 2024 was primarily attributable to an approximately $5.2 billion unfavorable variance due to a gain of $321 million for the six months ended June 30, 2024, as compared to a gain of $5.5 billion in the corresponding 2023 period, related to changes in the fair value of our derivative instruments (before tax and non-controlling interests). The unfavorable variances for the three and six months ended June 30, 2024 were partially offset by lower provisions for income tax, as well as lower net income attributable to non-controlling interests for both periods.
Consolidated Adjusted EBITDA decreased approximately $536 million and $2.4 billion for the three and six months ended June 30, 2024, respectively, as compared to the corresponding 2023 periods. The decreases were primarily due to moderating international gas prices and the higher proportion of our LNG being sold under long-term contracts, resulting in lower total margins per MMBtu of LNG delivered compared to the prior period.
A significant portion of the derivative gains (losses) relate to the use of commodity derivative instruments indexed to international gas and LNG prices, primarily related to our long-term Integrated Production Marketing (“IPM”) agreements. Our IPM agreements are designed to provide stable margins on purchases of natural gas and sales of LNG over the life of the agreements and have a fixed fee component, similar to that of LNG sold under our long-term, fixed fee LNG SPAs. However, the long-term duration and international price basis of our IPM agreements make them particularly susceptible to fluctuations in fair market value from period to period. In addition, accounting requirements prescribe recognition of these long-term gas supply agreements at fair value each reporting period on a mark-to-market basis, but do not currently permit mark-to-market recognition of the associated sale of LNG, resulting in a mismatch of accounting recognition for the purchase of natural gas and sale of LNG. As a result of continued moderation of international gas price volatility and changes in international forward commodity curves during the three and six months ended June 30, 2024, we recognized $819 million and $494 million, respectively, of non-cash favorable changes in fair value attributable to such positions (before tax and non-controlling interests), compared to $593 million and $4.6 billion of non-cash favorable changes in fair value in the corresponding 2023 periods, respectively.
Share-based compensation expenses included in net income totaled $52 million and $92 million for the three and six months ended June 30, 2024, respectively, compared to $36 million and $86 million for the corresponding 2023 periods, respectively.
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Partners as of June 30, 2024 consisted of 100% ownership of the general partner and a 48.6% limited partner interest.
BALANCE SHEET MANAGEMENT
Capital Resources
The table below provides a summary of our available liquidity (in millions) as of June 30, 2024:

June 30, 2024
Cash and cash equivalents (1)	$2,442
Restricted cash and cash equivalents (2)	512
Available commitments under our credit facilities:
SPL Revolving Credit Facility	762
Cheniere Partners Revolving Credit Facility	1,000
CCH Credit Facility	3,260
CCH Working Capital Facility	1,390
Cheniere Revolving Credit Facility	1,250
Total available commitments under our credit facilities	7,662

Total available liquidity	$10,616
(1) $351 million of cash and cash equivalents was held by our consolidated variable interest entities (“VIEs”).
(2) $79 million of restricted cash and cash equivalents was held by our consolidated VIEs.
Recent Key Financial Transactions and Updates
In May 2024, Cheniere Partners issued $1.2 billion aggregate principal amount of 5.750% Senior Notes due 2034. In June 2024, the net proceeds, together with cash on hand, were used to retire $1.2 billion outstanding aggregate principal amount of SPL’s 5.625% Senior Secured Notes due 2025.

During the three and six months ended June 30, 2024 respectively, SPL repaid the remaining $150 million and $300 million in principal amount of its 5.750% Senior Secured Notes due 2024 with cash on hand.
LIQUEFACTION PROJECTS OVERVIEW
SPL Project

Through Cheniere Partners, we operate six natural gas liquefaction Trains for a total production capacity of approximately 30 mtpa of LNG at the Sabine Pass LNG terminal in Cameron Parish, Louisiana (the “SPL Project”).
SPL Expansion Project
Through Cheniere Partners, we are developing an expansion adjacent to the SPL Project with an expected total production capacity of up to approximately 20 mtpa of LNG (the “SPL Expansion Project”), inclusive of estimated debottlenecking opportunities. In February 2024, certain subsidiaries of Cheniere Partners submitted an application to the FERC for authorization to site, construct and operate the SPL Expansion Project, as well as an application to the DOE requesting authorization to export LNG to Free-Trade Agreement (“FTA”) and non-FTA countries, both of which applications exclude debottlenecking.
CCL Project
We operate three natural gas liquefaction Trains for a total production capacity of approximately 15 mtpa of LNG at the Corpus Christi LNG terminal near Corpus Christi, Texas (the “CCL Project”).
CCL Stage 3 Project
We are constructing an expansion adjacent to the CCL Project consisting of seven midscale Trains with an expected total production capacity of over 10 mtpa of LNG (the “CCL Stage 3 Project”). First LNG production from the first train of the CCL Stage 3 Project is currently forecast to be achieved by the end of 2024.
CCL Stage 3 Project Progress as of June 30, 2024:

CCL Stage 3 Project
Project Status	Under Construction
Project Completion Percentage	62.4%(1)
Expected Substantial Completion	1H 2025 - 2H 2026
(1) Engineering 93.7% complete, procurement 80.3% complete, subcontract work 83.9% complete and construction 24.4% complete.
CCL Midscale Trains 8 & 9 Project
We are developing two additional midscale Trains with an expected total production capacity of approximately 3 mtpa of LNG (the “CCL Midscale Trains 8 & 9 Project”) adjacent to the CCL Stage 3 Project. In March 2023, certain of our subsidiaries filed an application with the FERC for authorization to site, construct and operate the CCL Midscale Trains 8 & 9 Project, and in April 2023, filed an application with the DOE requesting authorization to export LNG to FTA and non-FTA countries. In July 2023, we received authorization from the DOE to export LNG to FTA countries. In June 2024, we received a positive EA from the FERC and anticipate receiving all remaining necessary regulatory approvals for the project in 2025.

INVESTOR CONFERENCE CALL AND WEBCAST
We will host a conference call to discuss our financial and operating results for the second quarter 2024 on Thursday, August 8, 2024, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.
About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of LNG in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with total production capacity of approximately 45 mtpa of LNG in operation and an additional 10+ mtpa of expected production capacity under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding regulatory authorization and approval expectations, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third-parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, (vii) statements relating to Cheniere’s capital deployment, including intent, ability, extent, and timing of capital expenditures, debt repayment, dividends, share repurchases and execution on the capital allocation plan, and (viii) statements relating to our goals, commitments and strategies in relation to environmental matters. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables and Supplementary Information Follow)

LNG VOLUME SUMMARY
As of August 2, 2024, approximately 3,570 cumulative LNG cargoes totaling over 245 million tonnes of LNG have been produced, loaded and exported from our liquefaction projects.
During the three and six months ended June 30, 2024, we exported 553 and 1,155 TBtu, respectively, of LNG from our liquefaction projects. 30 TBtu of LNG exported from our liquefaction projects and sold on a delivered basis was in transit as of June 30, 2024, none of which was related to commissioning activities.
The following table summarizes the volumes of LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the three and six months ended June 30, 2024:

(in TBtu)	Three Months Ended June 30, 2024	Six Months Ended June 30, 2024
Volumes loaded during the current period	552	1,153
Volumes loaded during the prior period but recognized during the current period	30	37
Less: volumes loaded during the current period and in transit at the end of the period	(30)	(30)
Total volumes recognized in the current period	552	1,160
In addition, during the six months ended June 30, 2024, we recognized 11 TBtu of LNG on our Consolidated Financial Statements related to LNG cargoes sourced from third-parties.

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenues
LNG revenues	$3,042	$3,919	$7,079	$11,010
Regasification revenues	34	33	68	67
Other revenues	175	150	357	335
Total revenues	3,251	4,102	7,504	11,412

Operating costs and expenses (recoveries)
Cost (recovery) of sales (excluding items shown separately below) (2)	784	912	3,020	(627)
Operating and maintenance expense	463	487	914	931
Selling, general and administrative expense	99	87	200	194
Depreciation and amortization expense	304	297	606	594
Other operating costs and expenses	13	11	22	21
Total operating costs and expenses	1,663	1,794	4,762	1,113

Income from operations	1,588	2,308	2,742	10,299

Other income (expense)
Interest expense, net of capitalized interest	(257)	(291)	(523)	(588)
Gain (loss) on modification or extinguishment of debt	(9)	(2)	(9)	18
Interest and dividend income	47	55	108	89
Other income, net	3	—	2	3
Total other expense	(216)	(238)	(422)	(478)

Income before income taxes and non-controlling interest	1,372	2,070	2,320	9,821
Less: income tax provision	210	363	319	1,679
Net income	1,162	1,707	2,001	8,142
Less: net income attributable to non-controlling interest	282	338	619	1,339
Net income attributable to Cheniere	$880	$1,369	$1,382	$6,803

Net income per share attributable to common stockholders—basic (3)	$3.85	$5.65	$5.97	$27.99
Net income per share attributable to common stockholders—diluted (3)	$3.84	$5.61	$5.96	$27.79

Weighted average number of common shares outstanding—basic	228.4	242.3	231.3	243.1
Weighted average number of common shares outstanding—diluted	228.9	243.8	231.9	244.8

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the Securities and Exchange Commission.
(2)Cost of sales includes approximately $0.7 billion and $0.4 billion of gains from changes in the fair value of commodity derivatives prior to contractual delivery or termination during the three and six months ended June 30, 2024, as compared to $0.8 billion and $5.5 billion of gains in the corresponding 2023 periods, respectively.
(3)Earnings per share in the table may not recalculate exactly due to rounding because it is calculated based on whole numbers, not the rounded numbers presented.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)

	June 30,	December 31,
	2024	2023
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,442	$4,066
Restricted cash and cash equivalents	512	459
Trade and other receivables, net of current expected credit losses	719	1,106
Inventory	387	445
Current derivative assets	38	141
Margin deposits	105	18
Other current assets, net	133	96
Total current assets	4,336	6,331

Property, plant and equipment, net of accumulated depreciation	33,079	32,456
Operating lease assets	2,845	2,641
Derivative assets	1,151	863
Deferred tax assets	26	26
Other non-current assets, net	841	759
Total assets	$42,278	$43,076

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$124	$181
Accrued liabilities	1,706	1,780
Current debt, net of unamortized debt issuance costs	798	300
Deferred revenue	125	179
Current operating lease liabilities	637	655
Current derivative liabilities	803	750
Other current liabilities	43	43
Total current liabilities	4,236	3,888

Long-term debt, net of unamortized discount and debt issuance costs	22,590	23,397
Operating lease liabilities	2,200	1,971
Finance lease liabilities	506	467
Derivative liabilities	2,153	2,378
Deferred tax liabilities	1,576	1,545
Other non-current liabilities	419	410
Total liabilities	33,680	34,056

Redeemable non-controlling interest	6	—

Stockholders’ equity
Preferred stock: $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock: $0.003 par value, 480.0 million shares authorized; 278.5 million shares and 277.9 million shares issued at June 30, 2024 and December 31, 2023, respectively	1	1
Treasury stock: 51.5 million shares and 40.9 million shares at June 30, 2024 and December 31, 2023, respectively, at cost	(5,568)	(3,864)
Additional paid-in-capital	4,406	4,377
Retained earnings	5,625	4,546
Total Cheniere stockholders’ equity	4,464	5,060
Non-controlling interest	4,128	3,960
Total stockholders’ equity	8,592	9,020
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$42,278	$43,076

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the Securities and Exchange Commission.
(2)Amounts presented include balances held by our consolidated VIEs, substantially all of which are related to Cheniere Partners. As of June 30, 2024, total assets and liabilities of our VIEs, which are included in our Consolidated Balance Sheets, were $17.4 billion and $18.2 billion, respectively, including $351 million of cash and cash equivalents and $79 million of restricted cash and cash equivalents.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Consolidated Adjusted EBITDA
The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and six months ended June 30, 2024 and 2023 (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income attributable to Cheniere	$880	$1,369	$1,382	$6,803
Net income attributable to non-controlling interest	282	338	619	1,339
Income tax provision	210	363	319	1,679
Interest expense, net of capitalized interest	257	291	523	588
Loss (gain) on modification or extinguishment of debt	9	2	9	(18)
Interest and dividend income	(47)	(55)	(108)	(89)
Other income, net	(3)	—	(2)	(3)
Income from operations	$1,588	$2,308	$2,742	$10,299
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	304	297	606	594
Gain from changes in fair value of commodity and foreign exchange (“FX”) derivatives, net (1)	(606)	(782)	(321)	(5,513)
Total non-cash compensation expense	33	33	65	75
Other operating costs and expenses	3	2	3	2
Consolidated Adjusted EBITDA	$1,322	$1,858	$3,095	$5,457

(1) Change in fair value of commodity and FX derivatives prior to contractual delivery or termination
Consolidated Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our Consolidated Financial Statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Consolidated Adjusted EBITDA is calculated by taking net income attributable to Cheniere before net income attributable to non-controlling interest, interest expense, net of capitalized interest, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and FX derivatives prior to contractual delivery or termination, and non-cash compensation expense. The change in fair value of commodity and FX derivatives is considered in determining Consolidated Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income attributable to Cheniere for the three and six months ended June 30, 2024 and forecast amounts for full year 2024 (in billions):

	Three Months Ended June 30,	Six Months Ended June 30,	Full Year
	2024	2024	2024
Net income attributable to Cheniere	$0.88	$1.38	$2.0	-	$2.5
Net income attributable to non-controlling interest	0.28	0.62	1.0	-	1.1
Income tax provision	0.21	0.32	0.4	-	0.6
Interest expense, net of capitalized interest	0.26	0.52	1.1	-	1.1
Depreciation and amortization expense	0.30	0.61	1.2	-	1.2
Other expense (income), financing costs, and certain non-cash operating expenses	(0.61)	(0.35)	0.0	-	(0.4)
Consolidated Adjusted EBITDA	$1.32	$3.10	$5.7	-	$6.1
Interest expense (net of capitalized interest and amortization)	(0.24)	(0.49)	(1.0)	-	(1.0)
Maintenance capital expenditures	(0.03)	(0.05)	(0.2)	-	(0.2)
Income tax (excludes deferred taxes)(1)	(0.17)	(0.28)	(0.7)	-	(0.4)
Other income	0.04	0.09	0.1	-	0.1
Consolidated Distributable Cash Flow	$0.92	$2.36	$4.0	-	$4.6
Distributable Cash Flow attributable to non-controlling interest	(0.23)	(0.50)	(0.9)	-	(1.1)
Cheniere Distributable Cash Flow	$0.70	$1.86	$3.1	-	$3.5

Note: Totals may not sum due to rounding.
(1) Our cash tax payments are subject to commodity and market volatility, regulatory changes and other factors which could significantly impact both the timing and amount of our future cash tax payments. For more information, please refer to the disclosure under Operating Cash Flows in Sources and Uses of Cash within Liquidity and Capital Resources of the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the Securities and Exchange Commission.

Distributable Cash Flow is defined as cash generated from the operations of Cheniere and its subsidiaries and adjusted for non-controlling interest. The Distributable Cash Flow of Cheniere’s subsidiaries is calculated by taking the subsidiaries’ EBITDA less interest expense, net of capitalized interest, taxes, maintenance capital expenditures and other non-operating income or expense items, and adjusting for the effect of certain non-cash items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, amortization of debt issue costs, premiums or discounts, impairment of equity method investment and deferred taxes. Cheniere’s Distributable Cash Flow includes 100% of the Distributable Cash Flow of Cheniere’s wholly-owned subsidiaries. For subsidiaries with non-controlling investors, our share of Distributable Cash Flow is calculated as the Distributable Cash Flow of the subsidiary reduced by the economic interest of the non-controlling investors as if 100% of the Distributable Cash Flow were distributed in order to reflect our ownership interests and our incentive distribution rights, if applicable. The Distributable Cash Flow attributable to non-controlling interest is calculated in the same method as Distributions to non-controlling interest as presented on our Consolidated Statements of Stockholders’ Equity (Deficit) in our Forms 10-Q and Forms 10-K filed with the Securities and Exchange Commission. This amount may differ from the actual distributions paid to non-controlling investors by the subsidiary for a particular period.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be considered for deployment by our Board of Directors pursuant to our capital allocation plan, such as by way of common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures1. Distributable Cash Flow is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Eben Burnham-Snyder	713-375-5764
Bernardo Fallas	713-375-5593
1     Capital spending for our business consists primarily of:
•Maintenance capital expenditures. These expenditures include costs which qualify for capitalization that are required to sustain property, plant and equipment reliability and safety and to address environmental or other regulatory requirements rather than to generate incremental distributable cash flow; and
•Expansion capital expenditures. These expenditures are undertaken primarily to generate incremental distributable cash flow and include investment in accretive organic growth, acquisition or construction of additional complementary assets to grow our business, along with expenditures to enhance the productivity and efficiency of our existing facilities.